Exhibit 99.1

FIRM I.D. 38918

IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
COUNTY DEPARTMENT, CHANCERY DIVISION

iPCS Wireless, Inc., a Delaware corporation,	)
)
Plaintiff,	)
)
v.	)
)

Sprint Corporation, a Kansas corporation,
WirelessCo L.P., a Delaware limited
partnership, Sprint Spectrum L.P., a Delaware
limited partnership, SprintCom, Inc., a Kansas
Corporation, and Sprint Communications
Company, L.P., a Delaware limited partnership,

	) ) ) ) ) )	Case No.
)
Defendants.	)

VERIFIED COMPLAINT FOR DECLARATORY AND INJUNCTIVE RELIEF

Plaintiff iPCS Wireless, Inc. (“iPCS”) complains against defendants Sprint Corporation, WirelessCo L.P., Sprint Spectrum L.P., SprintCom, Inc. and Sprint Communications Company, L.P. (collectively “Sprint”) as follows:

INTRODUCTION

1.             iPCS brings this action to prevent an imminent breach of contract that would destroy iPCS’s business.  iPCS seeks to protect exclusivity rights that it bargained for and received pursuant to a long-term written contract between iPCS and Sprint.  At Sprint’s direction, iPCS invested hundreds of millions of dollars to expand Sprint’s wireless communications network in iPCS’s exclusive territory, and has financed, owned, operated and managed the network for Sprint in that territory.  iPCS made this enormous investment in reliance on a promise by Sprint that it would not compete against iPCS in that territory.

2.             In the written agreement between the parties, Sprint promised that iPCS would be the sole and exclusive manager and operator for “Sprint PCS” in an exclusive territory called a “service area”.  Sprint PCS is the name used by Sprint to refer to its wireless business.  Further, Sprint agreed not to own or operate another wireless network operating in the same spectrum used by Sprint PCS and iPCS.  Sprint also promised iPCS that Sprint and its related entities would not sell any type or category of wireless communications services and associated products within iPCS’s exclusive territory.

3.             Despite its clear contractual obligations, Sprint now plans to acquire through a merger one of iPCS’s most significant competitors, Nextel Communications, Inc. (“Nextel”).  Nextel competes with Sprint and iPCS and provides wireless products and services under the Nextel and Boost brands in iPCS’s exclusive service area.  After the merger, Nextel will be a wholly-owned subsidiary of Sprint.  Nextel owns approximately 32% of Nextel Partners, Inc. (“Nextel Partners”).  Nextel Partners also currently provides wireless products and services under the Nextel and Boost brands within iPCS’s exclusive service area in competition with iPCS.

4.             On June 23, 2005, Sprint and Nextel announced that, after the merger, the combined company’s “go-to-market” brand will be “Sprint” and that it intends to offer Nextel products as a “key product brand” within the Sprint portfolio of services.  A copy of the press release is attached as Exhibit A.  On information and belief, Sprint intends to rebrand existing Nextel stores in iPCS’s exclusive service area as “Sprint” stores and cause such stores to offer wireless products and services under the Sprint, Nextel and Boost brands in direct competition with iPCS.  Under this plan, Nextel and Nextel Partners will be acting as a manager or operator for Sprint PCS and will be offering wireless products and services in violation of Sprint’s exclusivity obligations to iPCS.

5.             The shareholders of Sprint and Nextel approved the merger on July 13, 2005.  On July 12, 2005, it was reported that the Federal Communications Commission (“FCC”) will likely approve the merger.  On information and belief, the closing of the merger is imminent.

6.             iPCS has protested what would be a blatant violation of its exclusivity rights and has repeatedly sought to resolve the conflict with Sprint to no avail.  Indeed, Sprint’s CEO has been quoted as saying that Sprint will likely not address the exclusivity issue until after the merger is closed.  As a result, iPCS will be deprived of its contractual exclusivity rights, and its competitive position will be irreparably harmed.  Therefore, iPCS seeks to prevent Sprint’s imminent breach of iPCS’s agreement with Sprint.

THE PARTIES

7.             Plaintiff iPCS, the successor in interest of Illinois PCS, L.L.C., is a Delaware corporation headquartered in Schaumburg, Illinois.

8.             iPCS is and, at all times relevant to the claims asserted herein has been, a Sprint affiliate responsible for financing, owning, designing, constructing, operating, managing, maintaining, and upgrading Sprint’s wireless network in certain markets in the midwestern United States.  iPCS’s annual revenues are approximately $400 million.

9.             Defendant Sprint Corporation is a Kansas corporation headquartered in Overland Park, Kansas.  Sprint Corporation is a large telecommunications company that, through a collection of subsidiary and affiliated entities, offers a broad range of communications products, including wireless personal communications services, or PCS, and related telephony products and services throughout the United States.  Sprint Corporation’s annual revenues are approximately $27 billion.

10.           Defendant WirelessCo L.P. (“WirelessCo”) is a Delaware limited partnership affiliated with Sprint Corporation and headquartered in Overland Park, Kansas.

11.           Defendant Sprint Spectrum L.P. (“Sprint Spectrum”) is a Delaware limited partnership affiliated with Sprint Corporation and headquartered in Kansas City, Missouri.

12.           Defendant SprintCom Inc. (“SprintCom”) is a Kansas corporation headquartered in Westwood, Kansas.

13.           Defendant Sprint Communications Company, L.P. (“Sprint Communications”), is a Delaware limited partnership affiliated with Sprint Corporation and headquartered in Overland Park, Kansas.

14.           Sprint Corporation, through WirelessCo, Sprint Spectrum and SprintCom, holds and controls, directly and indirectly, certain PCS licenses to provide integrated voice and data services using wireless technology in a nationwide network including the licenses for the portion of the network financed, owned, constructed, operated, and managed by iPCS.

JURISDICTION AND VENUE

15.           Jurisdiction is proper pursuant to 735 ILCS 5/2-209(b) (4) in that all five defendants are doing business in Illinois.  Each defendant has systematic and continuous contacts with this forum.  Jurisdiction is also proper pursuant to 735 ILCS 5/2-209(a)(1) and (7).  Venue is proper pursuant to 735 ILCS 5/2-101 because defendants are non-residents of this state and therefore this action can be brought in any county, and further, at least some part of the transaction occurred in this county.

FACTUAL BACKGROUND

The affiliation between iPCS and Sprint

16.           As a result of a bidding process conducted by the FCC, Sprint obtained various broadband personal communication services licenses (“PCS licenses”) for the purpose of establishing a nationwide wireless services network to offer seamless, integrated voice and data services using wireless technology under the “Sprint” and “Sprint PCS” brands.  In essence, pursuant to these PCS licenses, Sprint was authorized to use certain blocks or bands of frequencies of the “spectrum” for the transmission of voice and data throughout the United States.

17.           Like all similar wireless licenses, the various PCS licenses granted to Sprint by the FCC were conditioned upon Sprint’s compliance with certain requirements established by the FCC.  Among other things, Sprint was required:  (a) to construct a communications network within five years of being granted the various licenses; and (b) to retain control over those portions of the spectrum licensed to Sprint for the duration of the license.

18.           Sprint developed a strategy for constructing and operating its network that would transfer much of the financial risk for such an undertaking to others while allowing Sprint to retain ultimate control over the operations and financial viability of the network.  Sprint decided that it would construct, operate, manage and maintain those portions of the network located in and around the largest metropolitan areas in the United States which had the greatest potential for return.  In order to offer “seamless, integrated voice and data services using wireless technology under the various brands of Sprint PCS” in other portions of the United States, Sprint planned to enter into agreements with third-party “affiliates,” such as iPCS, who would bear the financial risk for constructing, operating, managing and maintaining portions of the network in the smaller markets and rural areas of the country where returns were less promising (“Affiliate Strategy”).

19.           The Affiliate Strategy divided the United States into various exclusive “service area networks”, and agreements were entered into between Sprint and the designated Affiliate responsible for each service area network.  The revenue derived from these service area networks is divided between Sprint and the respective Affiliate; in addition, each Affiliate also purchases certain “services” from Sprint.  Sprint made it clear to iPCS and the other Affiliates that, within each Affiliate’s service area, the Affiliate would be Sprint’s exclusive partner in the development of Sprint’s wireless business.

20.           Despite transferring to its Affiliates much of the financial risk of constructing and operating the vast majority of the network, Sprint intended to and, in fact, did retain substantial influence and control over the business operation and financial performance of the Affiliates as part of the Affiliate Strategy.  Among other things, Sprint:

•      designs required pricing plans for wireless services offered by Affiliates to their respective customers (“subscribers”);

•      performs billing, customer care and collection, PCS network systems support, inventory logistics, long distance transport and national third party sales support; and,

•      develops new technology requirements that in certain cases have to be met by the Affiliates for the continued operation and upgrade of their respective portions of the network.

These broad powers provide Sprint with the opportunity to exercise substantial influence and control over iPCS.

The iPCS Management Agreement

21.           Before iPCS became a Sprint Affiliate in 1999, it had no active business.  In fact, iPCS was created for the purpose of partnering with Sprint and expanding Sprint’s wireless network.

22.           iPCS’s predecessor in interest, Illinois PCS, L.L.C., and defendants WirelessCo, Sprint Spectrum, SprintCom and Sprint Communications (collectively “Sprint PCS”) entered into a Sprint PCS Management Agreement with an effective date of January 22, 1999 (“Management Agreement”).  A copy of the Management Agreement is attached as Exhibit B.  Reflecting the size and scope of the investment required from iPCS and the permanence of the anticipated relationship, the Management Agreement has a 20-year term, including three renewals for 10 years each.

23.           The Management Agreement required, among other things, that iPCS:

•              design, construct and manage a wireless services network in its service area;

•              offer and promote various Sprint wireless products and services;

•              adhere to various requirements established by Sprint related to marketing, promotion, and distribution of Sprint wireless products and services.

24.           Except for limited facilities in Iowa and Michigan that were acquired from Sprint, there were no facilities, equipment or other network infrastructure in place in the iPCS service area at the time that iPCS became a Sprint Affiliate.  iPCS committed to finance, design and construct virtually all of the network infrastructure from the ground up.

25.           There are nine addendums to the Management Agreement.  The most recent relevant addendum is Amended and Restated Addendum VIII to Sprint PCS Management Agreement and Sprint PCS Services Agreement dated November 1, 2004, (“Addendum VIII”).  A copy of Addendum VIII is attached as Exhibit C.

26.           In exchange for the promises made to Sprint and the enormous investment that iPCS was required to make to build out its portion of the Sprint wireless network, iPCS bargained for and obtained the right, among other things, to be the exclusive manager and operator for Sprint PCS within its service area.  iPCS also obtained the right to not have Sprint or its Related Parties compete with iPCS by offering wireless products and services within its service area.  iPCS’s service area consists of portions of Michigan, Iowa, Illinois, and Nebraska (the “iPCS Service Area”).

27.           iPCS’s exclusivity rights are found in paragraph 2.3 of the Management Agreement.  As amended, paragraph 2.3 provides:

[iPCS] will be the only person or entity that is a manager or operator for Sprint PCS with respect to the Service Area and neither Sprint PCS nor any of its Related Parties will directly or indirectly own, operate, build or manage another wireless mobility communications network or sell Sprint PCS Products and Services in the Service Area so long as this agreement remains in full force and effect and there is no Event of Termination that has occurred giving Sprint PCS the right to terminate this agreement. . . ..

Exhibit C, p. 15.  There are limited exceptions to the exclusivity provision, none of which permits Sprint to merge with a competitor of iPCS’s and thereby compete against iPCS in its exclusive Service Area.

28.           The term “wireless mobility communications network” in paragraph 2.3 is defined as “a radio communications system operating in the 1900 MHz spectrum range under the rules designated as Subpart E of Part 24 of the FCC’s rules.”  Exhibit B, Schedule of Definitions, p. 14.

29.           “Sprint PCS Products and Services” is also a defined term under the Management Agreement.  It provides:

“Sprint PCS Products and Services” means all types and categories of wireless communications services and associated products that are designated by Sprint PCS (whether now existing or developed and implemented in the future) as products and services to be offered by Sprint PCS, Manager and all Other Managers as the products and services of the Sprint PCS Network for fixed and mobile voice, short message and other data services under the FCC’s rules for broadband personal communications services including all local area service plans.  Sprint PCS Products and Services do not include wireline products or services, including local exchange service, wireline long distance service, and wireline based Internet access.”  (emphasis added).

Exhibit B, Schedule of Definitions, p. 11-12.

30.           “Sprint PCS Network” is defined as “the national wireless network and business activities to be developed by Sprint PCS, Manager and Other Managers in the United States and certain of its territories and possessions, which network includes the Service Area Network.”  Id.

31.           Under the Management Agreement, Sprint is bound by the implied covenant of good faith and fair dealing and is required to use good faith in exercising any discretion it may have in designating Sprint PCS Products and Services to be offered by iPCS.  Since the inception of the Management Agreement, on information and belief, there has been no mobile wireless product or service offered by Sprint that was not also required to be offered by iPCS.

32.           The Management Agreement also defines “Related Party”.   Related Party means:  “with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Person.”  Ex. B, Schedule of Definitions, p. 9.

33.           Under this definition, Sprint Corporation is a Related Party of Sprint PCS and is bound by the exclusivity clause in that it has control over the entities that make up Sprint PCS.

34.           On information and belief, Sprint Corporation:

•      manages and directs the course of the business operation of Sprint PCS;

•      at various levels, shares common management and employees with Sprint PCS;

•      directs and controls the financing activities of Sprint PCS;

•      directs the sales, marketing and advertising activities of Sprint PCS, which includes offering various PCS products and services under the “Sprint” brand without regard to its complex corporate structure;

•      operates Sprint PCS as a division or department of Sprint, as stated in its filing with the FCC regarding the merger with Nextel:  “In 1998, Sprint Corporation agreed to assume 100% ownership and management control of Sprint Spectrum, going forward under the name of Sprint PCS.”  Valente/West Affidavit, Attachment 1, Par. 4, attached as Exhibit D.

•      directs the allocation of revenue, expenses and tax liabilities among its three operating groups, including Sprint PCS.

•      controls the flow of money pursuant to the management agreements with Sprint’s Affiliates.

35.           On information and belief, the Sprint PCS signatories to the Management Agreement merely hold wireless licenses.  On information and belief, Sprint Corporation employees are responsible for the administration of the management agreement with iPCS; Sprint Corporation satisfies the debts of the signatories to the contract under the management agreement; and Sprint Corporation has assumed the responsibility of addressing the exclusivity obligations under the management agreement.  Through its actions, Sprint Corporation has assumed control over the implementation of the management agreement with iPCS, has ratified the agreement and is bound by it.

36.           Sprint Corporation has acknowledged that it is bound by the exclusivity clause in Paragraph 2.3.  In its Proxy Statement dated June 10, 2005, Sprint stated:  “Sprint is subject to exclusivity provisions and other restrictions under its arrangements with the Sprint PCS Affiliates.”  Proxy Statement, attached as Exhibit E.

iPCS’s Reliance on Exclusivity Clauses

37.           In accordance with, and, in reliance upon, the exclusivity clause of the Management Agreement, iPCS financed, designed, built and, ultimately, manages and operates a wireless services network in its Service Area.  In addition to establishing network equipment and infrastructure, iPCS opened retail stores in its Service Area for the purpose of selling Sprint wireless products and services.  Over the last 5 years, at Sprint’s request and direction, iPCS has raised over $500 million and invested that money in building a wireless network and related business based upon the promise of territorial exclusivity.

38.           As the network was being built and in the early days of operation, revenue was relatively small.  However, revenue generated from the iPCS network and related subscriber base has increased significantly as the network has been completed and channels of sales and distribution have been established.

39.           iPCS began providing wireless services in December 1999 and, by March 31, 2005, it had amassed approximately 259,000 subscribers in its service area.  As of March 31, 2005, iPCS had built its network to provide wireless coverage to approximately 5.9 million residents of the 7.8 million residents in its Service Area.

40.           In short, over the past six years, Sprint has received the benefit of its bargain with iPCS — expansion of the Sprint wireless network and brands into remote areas, where returns on the required massive capital investments were uncertain.

41.           Further benefiting Sprint, Sprint keeps approximately eight percent of all of iPCS’s subscriber revenues before remitting the balance to iPCS.  Over the past six years, Sprint has retained approximately $46 million in iPCS subscriber revenues under this arrangement, as compensation for, among other things, Sprint providing its licenses and brand on an exclusive basis and promising not to compete in iPCS’s Service Area.

42.           iPCS is a publicly traded company and its equity and debt investors have also assessed its value in reliance on Sprint’s promise of territorial exclusivity.  In fact, Sprint reviews iPCS’s earnings and news releases before they are issued to the investing public.  Those releases have asserted, without objection from Sprint, that “iPCS is the PCS Affiliate of Sprint with the exclusive right to sell wireless mobility communications, network products and services under the Sprint brand in [certain]
markets. . . .”

Confidential Information

43.           Under the Management Agreement, Sprint receives on an ongoing basis competitively sensitive and highly confidential information concerning virtually every aspect of iPCS’s business.  This information concerns not only the past and present results of iPCS’s business, but also iPCS’s business plans for the future.

44.           The confidential information that Sprint receives includes detailed information concerning customers, pricing, billing, product-development, marketing, rate-plan, network-operations, technical-performance, and costs; build-out and other business plans; and details concerning each and every one of iPCS’s individual customers.   For example, the Management Agreement itself requires that Sprint have access to the following confidential information concerning iPCS’s business:

•      iPCS must work with Sprint to generate forecasts of “important business metrics.”  Ex. B, ¶ 1.6.

•      Sprint may “enter upon the premises of any office or facility operated by or for Manager [iPCS] at any time, with reasonable advance notice to Manager if possible, to inspect, monitor and test in a reasonable manner the Service Area Network, including the facilities, equipment, books and records of Manager to ensure that Manager has complied or is in compliance with all covenants and obligations of Manager under this agreement….”  Ex. B, ¶ 9.5.

•      iPCS owns the highly technical information processed through its switches, routers, and other equipment relating to Sprint PCS Products and Services.  Ex. C, ¶1.9.1.  Yet, Sprint has “access to, and may monitor, record or otherwise receive” that technical information.  Id.

45.           Sprint also has ongoing access to iPCS’s sensitive business information through various services that iPCS purchases from Sprint.  For example, Sprint serves as iPCS’s billing and customer-care vendor and, accordingly, has continuous and direct contact with iPCS’s customers and access to all details of iPCS’s current and future pricing and rate-plans.

46.           In short, Sprint has an insider’s view of iPCS’s business.

47.           Neither Nextel nor iPCS’s other competitors have access to this information today.  Disclosure of this information to iPCS’s competitors would irreparably harm iPCS.

48.           In allowing Sprint to have access to its highly sensitive information, iPCS relies on the Management Agreement’s exclusivity provision that bars Sprint from competing with iPCS in its Service Area.  iPCS would never have agreed to share this sensitive information if it believed that Sprint could compete with iPCS.

49.           iPCS also relies on the Management Agreement’s confidentiality provision, which provides that each party to the Management Agreement is required for three years after termination of the contract to “keep confidential, not disclose to others and use only for the purposes authorized in this agreement, all Confidential Information disclosed by the other party to the party in connection with this agreement….”  Ex. B, ¶ 12.2(a) (emphasis added).

The Sprint/Nextel Merger

50.           Sprint has announced that after the merger, Nextel will be a wholly owned subsidiary of Sprint, and Sprint will be renamed Sprint Nextel Corporation (“Sprint Nextel”).  Sprint Nextel will be a Related Party under the Management Agreement and bound by it because it will control Sprint PCS.   The former Nextel entity will also be a Related Party and bound by the Management Agreement because it and the entities that make up Sprint PCS will be under the common control of Sprint Nextel.

51.           Nextel’s subsidiaries will become wholly owned indirect subsidiaries of Sprint Corporation.  As such, Nextel’s subsidiaries will be bound by the Management Agreement as Related Parties of Sprint PCS.

52.           Sprint has provided iPCS with conflicting information regarding its plans post-merger.  As recently as June 23, 2005, Sprint stated that after the merger it intends to conduct the following activities:

(a)           Nextel stores will sell Sprint branded products and services;

(b)           Nextel and Nextel Partners stores will continue to sell Nextel and Boost branded products;

(c)           Nextel branded products will be rebranded as “Nextel-Together With Sprint” branded products;

(d)           Nextel stores will be renamed Sprint stores;

(e)           Sprint and Nextel products will be linked in advertising campaigns;

(f)            Affiliates, including iPCS, will offer Nextel branded products and services;

(g)           Nextel subscribers will in the future be migrated to the 1900 MHz spectrum; and

(h)           The same Sprint employees who handle the billing, accounting and customer care functions for iPCS and the other Affiliates will also handle those functions for Nextel and Nextel Partners.

53.           On July 11, 2005, however, in apparent recognition of the Affiliates’ exclusivity rights, Sprint stated that Nextel may not provide Sprint branded products and services immediately after the merger but rather sometime thereafter, yet the stores will still be rebranded Sprint stores.  On information and belief, Sprint intends to have Nextel offer Sprint branded products shortly after the close of the merger but the precise time of that offering is not known.

54.           However, Nextel and Boost branded products offered by Nextel and Nextel Partners will constitute Sprint PCS Products and Services under the Management Agreement.  Any wireless products or services offered and designated by Sprint, whether currently existing or developed or implemented in the future, constitute Sprint PCS Products and Services.  The only exception to the definition is for wireline products and services.  Accordingly, the Nextel and Boost branded products and services that will be offered by Nextel and Nextel Partners post-closing constitute Sprint PCS Products and Services under the Management Agreement.

55.           Sprint has also informed iPCS that it eventually intends for iPCS to carry Nextel products and services.  In fact, iPCS has already received direction from Sprint regarding how to manage the technical aspects of providing Nextel branded products and services.

56.           After the merger, Sprint also intends to use Nextel’s existing infrastructure, licenses, and network to augment Sprint’s PCS network nationwide, including in iPCS’s exclusive Service Area.  As explained in their joint Application for Transfer of Control to the FCC, filed on February 8, 2005, Sprint and Nextel intend to use Nextel’s resources to expand “coverage and capacity” of Sprint’s existing wireless network and to “fill gaps in existing coverage areas.”  Excerpt from Application for Transfer of Control, p. 6, attached as Exhibit F.

57.           Nextel and Nextel Partners currently operate a large number of stores and distribution points offering Nextel and Boost branded wireless products and services within the boundaries of iPCS’s exclusive Service Area.  There is an approximately 95% geographical overlap of Nextel and Nextel Partners’ wireless networks within iPCS’s Service Area.

Points of Distribution

58.           There are three main points of distribution for Sprint branded wireless products and services within iPCS’s exclusive Service Area.  First, iPCS owns and operates Sprint stores in its Service Area.  Second, certain national stores such as Radio Shack and Best Buy sell Sprint branded wireless products and services within iPCS’s Service Area.  And third, independent local third-party stores (referred to as local fill-ins, “LFI”) also sell such products.  The national stores are specific exceptions to iPCS’s exclusivity rights under the Management Agreement and the LFI’s provide such products and services pursuant to contracts with iPCS.   Any customers that purchase Sprint branded wireless products and services through the national and LFI stores within iPCS’s Service Area, are subscribers of iPCS and iPCS earns revenue with respect to those subscribers.

Sprint’s Anticipatory Breaches of the Management Agreement

59.           Under Sprint’s current plan, after the merger Sprint will be in breach of its exclusivity obligations to iPCS.  First, Sprint will be in breach of the requirement that Sprint and its Related Parties not directly or indirectly sell Sprint PCS Products and Services within iPCS’s Service Area.  Any Nextel or Boost branded products and services will constitute Sprint PCS Products and Services under the Management Agreement.  Nextel’s products and services offered in iPCS’s Service Area will be rebranded as “Nextel – Together With Sprint”.  Yet iPCS is primarily, if not exclusively, responsible for the recognition and goodwill the Sprint brand enjoys in the Service Area because iPCS has been responsible for advertising and promoting the brand in those areas for more than five years.  Sprint Nextel’s linking of the Sprint and Nextel brands is an improper appropriation of the brand and related goodwill in iPCS’s Service Area.  The Sprint brand will be available for use by a competing provider of wireless communication products and services, which will engender consumer confusion and violate iPCS’s exclusive rights to the brand in its Service Area.

60.           Additionally, the offer and sale by Nextel and Nextel Partners of Sprint branded products and services will violate the exclusivity provision, as those products constitute Sprint PCS Products and Services under the Management Agreement.

61.           Second, Sprint will be in breach of the requirement that iPCS be the only manager or operator for Sprint PCS within its exclusive Service Area.  When Nextel and Nextel Partners offer any products on behalf of Sprint Nextel, regardless of brand, they will be acting as a manager or operator for Sprint PCS.  Further, Sprint has stated that it intends to use Nextel’s infrastructure, licenses, or network to provide Sprint PCS coverage in iPCS’s Service Area, which will also constitute a breach of the provision.

62.           Third, Sprint will be in breach of the requirement that it not own or operate another wireless mobility communications network operating in the 1900 MHz spectrum.  Nextel and Nextel Partners currently operate in the 800 MHz spectrum, however the FCC has already granted Nextel the right to operate in the 1900 MHz range provided they comply with certain requirements.  After the merger, Sprint will own the right to the 1900 MHz spectrum currently held by Nextel.  Further, Sprint and Nextel have announced their intention to migrate Nextel and Nextel Partners subscribers to the 1900 MHz spectrum and have not made any commitment to iPCS that those subscribers and the revenue associated with them will belong to iPCS.

63.           Fourth, after the merger closes, Sprint Nextel will have ongoing access, as Sprint currently does, to confidential and highly sensitive information concerning iPCS’s past and present operations, as well as to iPCS’s business strategies and plans for the future.  Under the Management Agreement, Sprint is obligated to “keep confidential, not disclose to others and use only for the purposes authorized in this agreement, all confidential information disclosed by the other party to the party in connection with this agreement….”  Ex. B, ¶ 12.1.

64.           Sprint Nextel’s sharing of this information with the managers of the former Nextel business, and Sprint Nextel’s use of the information itself to direct competing operations in the Service Areas, would violate Paragraph 12.1(a) and irreparably harm iPCS.  Sprint has stated that it intends to merge the operations such that disclosure is inevitable.  In its application for transfer of control filed with the FCC, Sprint stated that the combined company will “create integrated ‘back office’ systems for billing, customer care, information technology and financial systems platforms that will be able to handle the demands of the entire combined company and result in significant savings.”  Montagner/Nielsen Declaration, ¶ 23, attached as Exhibit G.   Sprint will be combining back office operations in violation of the confidentiality requirement of the Management Agreement so that it can compete with iPCS.  In June of 2005, the Affiliates, including iPCS, asked Sprint to assure the Affiliates that they would not disclose iPCS’s confidential information in this manner.  Sprint refused to give any such assurance.

65.           Immediately after Sprint’s initial announcement that it intended to merge with Nextel, Sprint held a conference call with Sprint’s Affiliates.  In that call, Sprint’s representatives acknowledged that Sprint’s integration with Nextel following the merger would conflict with Sprint’s obligations to the Affiliates.

66.           Sprint and Nextel have also publicly acknowledged that achieving their post-merger business strategies will violate Sprint’s exclusivity commitments to iPCS and the other

Affiliates.  Sprint and Nextel have also conceded that these breaches may be costly to resolve.  For example, in its Amended
Form 10-K, Sprint disclosed:

Sprint is subject to exclusivity provisions and other restrictions under its arrangements with the Sprint PCS Affiliates. Once the proposed merger is completed, continued compliance with those restrictions may limit the ability to fully integrate the operations of Sprint and Nextel in areas managed by the Sprint PCS Affiliates, and Sprint or Sprint Nextel could incur significant costs to resolve issues related to the proposed merger under these arrangements.

(Emphasis Added).

67.           Likewise, in their June 10, 2005 joint proxy solicitation materials seeking approval of the merger from their shareholders, Sprint and Nextel together admitted:

Sprint supplements its own wireless network through arrangements with third party network operators, which we refer to as Sprint PCS Affiliates….  All of these arrangements restrict Sprint’s and its affiliates’ ability to own, operate, build or manage wireless communication networks or to sell Sprint’s wireless services within specified geographic areas.  Continued compliance with those restrictions may limit Sprint Nextel’s ability to achieve synergies and fully integrate the operations of Sprint and Nextel, which could have a negative impact on Sprint Nextel’s results of operations.

Ex. E (Emphasis added).

68.           Sprint has approached iPCS about restructuring the Management Agreement.  Sprint has put forth some incomplete proposals that are completely inconsistent with the parties’ existing contractual relationship.  The proposals put forth by Sprint would destroy the value of iPCS’s business, which it has built at a cost of hundreds of millions of dollars.

69.           iPCS has informed Sprint that it expects Sprint to live up to its contractual obligations.   iPCS has repeatedly asked Sprint for definitive clarification regarding its plans for its wireless business after the merger but none has been forthcoming.  For months, iPCS has attempted to resolve its disputes with Sprint through negotiations to no avail.  Further negotiations between the parties, whether pursuant to formal notice or informally as has occurred for months, would be futile.  Sprint has, in effect, asked iPCS to wait until after the merger to sort it out.  But by then it will be too late.

Irreparable Harm to IPCS

70.           Sprint’s and Nextel’s shareholders voted to approve the merger on July 13, 2005.  Sprint and Nextel now only need certain regulatory approvals, which could come at any time, before proceeding to close the merger.  Indeed, it was reported on July 12, 2005, that the FCC will likely approve the merger.   When the merger closes, Sprint Nextel will come into existence and will own Nextel’s operations.  Accordingly, the new Sprint Nextel entity will be in competition with iPCS in iPCS’s exclusive Service Area, causing iPCS an injury for which no adequate remedy is available at law.

71.           iPCS will be severely and irreparably harmed if the Court does not prevent Sprint from breaching the Management Agreement.  iPCS has spent several years and hundreds of millions of dollars developing the Sprint wireless network and its customer base in its Service Area, in reliance on exclusivity promises from Sprint.  Specifically, iPCS will be deprived of a unique business opportunity for which any calculation of future lost profits would be imprecise and difficult to calculate.  Moreover, iPCS will be irreparably harmed by the injury to its competitive position in the marketplace, the destruction of its opportunity to market a unique product, and the injury to the goodwill it enjoys from customers as a result of its exclusive arrangement with Sprint.  The violation of the exclusivity clause would put at great risk the very viability of iPCS.

72.           iPCS will also be irreparably harmed by Sprint Nextel’s use of iPCS’s highly sensitive and confidential internal business information to compete against iPCS.  Disclosure of this information to Sprint Nextel personnel involved in either the management or operations of the former Nextel operations in iPCS’s Service Area will inflict on iPCS a competitive injury that cannot be undone or adequately remedied at law.   Further, Sprint will have an incentive to steer customers to its wholly-owned subsidiary, Nextel, over iPCS.  Sprint will retain 100% of the revenue derived from the former Nextel operations whereas it only receives 8% of the revenue derived from iPCS.

73.           Sprint acknowledged that iPCS will be irreparably harmed by a breach of the Management Agreement.  The Management Agreement explicitly provides that the parties will be irreparably harmed and entitled to injunctive relief to prevent a breach of the agreement:

“Each party agrees with the other party that the party would be irreparably damaged if any of the provisions of this agreement were not performed in accordance with their specific terms and that monetary damages alone would not provide an adequate remedy.  Accordingly, in addition to any other remedy to which the non-breaching party may be entitled, at law or in equity, the non-breaching party will be entitled to injunctive relief to prevent breaches of this agreement and specifically to enforce the terms and provisions of this agreement.”

Ex. B, ¶ 17.6.

COUNT I

INJUNCTIVE RELIEF AND SPECIFIC PERFORMANCE

74.           iPCS restates the allegations in paragraphs 1 to 73 for its paragraph 74.

75.           The Management Agreement is a valid and enforceable agreement.  iPCS has performed all of its obligations under the Management Agreement.

76.           Pursuant to Paragraph 2.3 of the Management Agreement, iPCS has a clearly ascertainable right and a protectable interest in not having Sprint or its Related Parties offer Sprint PCS Products and Services in its Service Area in competition with iPCS.  iPCS additionally has a clearly ascertainable right and a protectable interest in being the only operator or manager for Sprint PCS within its Service Area.  Further, there is a clear right and protectable interest that prohibits Sprint from owning or operating a wireless mobility communications network that operates in the 1900 MHz range.

77.           Pursuant to Paragraph 12.1 of the Management Agreement, iPCS also has a clearly ascertainable right and protectable interest in not having its confidential information disclosed to Nextel and Nextel Partners.

78.           As set forth above, Sprint has committed an anticipatory breach of the Management Agreement and will be in breach of the Management Agreement after the close of the merger.

79.           iPCS will suffer irreparable harm from Sprint’s breaches of the Management Agreement for which there is no adequate remedy at law.

80.           The balance of harms strongly weighs in favor of iPCS.  iPCS’s entire business is threatened, whereas Sprint simply has to make adjustments to its post-merger plans to avoid irreparable harm to iPCS.  Further, Sprint brought upon itself any alleged harm that it might suffer from an injunction.

WHEREFORE, Plaintiff prays that judgment be entered in its favor and against defendants as follows:

1.             Enter a temporary restraining order, a preliminary injunction and a permanent injunction as follows:

a.             enjoining Sprint and those acting in concert with it from managing and operating the Nextel network in plaintiff’s Service Area in a manner that will breach plaintiff’s Management Agreement;

b.             enjoining Sprint and those acting in concert with it from engaging in activity, including marketing and promotion, in plaintiff’s Service Area designed to sell additional Nextel and Boost branded products and services to new customers in plaintiff’s Service Area;

c.             enjoining Sprint and those acting in concert with it from disclosing iPCS’s confidential business information to any person or entity involved in the operation of Nextel’s business in iPCS’s Service Area or managing and operating the Nextel network without first erecting a confidentiality wall between the iPCS and Nextel businesses;

d.             enjoining Sprint and those acting in concert with it from rebranding Nextel and Nextel Partners stores as Sprint stores in iPCS’s Service Area;

e.             enjoining Sprint and those acting in concert with it from publishing advertising that links the Sprint and Nextel brands in iPCS’s Service Area;

f.              enjoining Sprint and those acting in concert with it from selling Sprint PCS products and services through Nextel or Nextel Partners in plaintiff’s Service Area (whether in Nextel stores, national stores or LFIs);

g.             enjoining Sprint and those acting in concert with it from directly or indirectly selling Sprint, Nextel and Boost branded products and services in plaintiff’s Service Area; and

h.             enjoining the migration of the Nextel subscribers to the 1900 MHz spectrum unless those subscribers are iPCS subscribers; and

i.              enjoining Sprint and those acting in concert with it from marketing or promoting Nextel branded products by stating that Nextel branded products will in the future be migrated to the 1900 MHz spectrum; and

2.             Awarding plaintiff its costs and legal fees; and

3.             For such other and further relief as justice requires.

COUNT II

DECLARATORY JUDGMENT

81.           iPCS restates the allegations in paragraphs 1 to 80 for its paragraph 81.

82.           The offer and sale of Sprint, Nextel or Boost branded products or services by Sprint Nextel through Nextel or Nextel Partners, within iPCS’s Service Area, will be a violation of the exclusivity clause of the Management Agreement.

83.           Post-merger, Nextel and Nextel Partners will be an operator or manager for Sprint PCS within iPCS’s Service Area in violation of the exclusivity clause of the Management Agreement.

84.           Sprint Nextel’s ownership and operation of Nextel and Nextel Partners within iPCS’s Service Area will be a breach of the Management Agreement in that Sprint Nextel will own Nextel’s 1900 MHz spectrum and plans to begin operating in the 1900 MHz range.

85.           The disclosure of iPCS’s confidential information to the managers of the former Nextel business, and Sprint Nextel’s use of the information to direct operations competing against iPCS, will be a breach of the Management Agreement.

86.           There is an actual and justiciable controversy between iPCS and Sprint regarding iPCS’s rights under the Management Agreement.  Sprint proposes to implement the merger with Nextel in such a way that will violate iPCS’s exclusivity and confidentiality rights.  Resolution of this dispute will aid in the termination of the controversy in that the parties will have a clear understanding of what their rights are post-merger.

WHEREFORE, Plaintiff prays that judgment be entered in its favor and against defendants as follows:

1.             Enter a declaratory judgment in favor of plaintiff as follows:

a.             a declaration that Sprint’s post-merger ownership, management and operation of the Nextel network in plaintiff’s Service Area, in the manner announced by Sprint to date, will breach plaintiff’s Management Agreement;

b.             a declaration that post-merger activity by Sprint (including marketing and promotion) designed to sell additional Nextel and Boost branded products and services to new customers in plaintiff’s Service Area, will breach plaintiff’s Management Agreement;

c.             a declaration that Sprint’s post-merger management and operation of the Nextel network without a confidentiality wall erected that would prevent disclosure of iPCS’s confidential business information to any person or entity involved in the operation of Nextel’s network will breach plaintiff’s Management Agreement;

d.             a declaration that rebranding Nextel and Nextel Partners’ stores as Sprint stores will breach plaintiff’s Management Agreement;

e.             a declaration that any advertising by Sprint linking Sprint and Nextel brands in iPCS’s Service Area will breach plaintiff’s Management Agreement;

f.              a declaration that Sprint’s post-merger sale of wireless products and services through Nextel in plaintiff’s Service Area (whether in Nextel stores, national stores or LFIs), will breach plaintiff’s Management Agreement;

g.             a declaration that upon closing of the merger, any and all wireless offerings by Sprint, including Sprint, Nextel or Boost branded products and services, constitute “Sprint PCS Products and Services” under plaintiff’s Management Agreement; and

h.             a declaration that Sprint’s post-merger migration of the Nextel subscribers to the 1900 MHz spectrum without making those subscribers iPCS subscribers will breach plaintiff’s Management Agreement;

i.              a declaration that Sprint’s marketing or promoting Nextel branded products by stating that Nextel branded products will in the future be migrated to the 1900 MHz spectrum will breach plaintiff’s Management Agreement;

2.             Awarding plaintiff its costs and legal fees; and

3.             For such other and further relief as justice requires.

Dated: July 15, 2005	Respectfully submitted,

iPCS WIRELESS, INC.

By:
One of Its Attorneys

Michael R. Feagley
John M. Touhy
Katherine M. Clark
Jonathan L. Lewis
MAYER, BROWN, ROWE & MAW LLP
71 South Wacker Drive
Chicago, IL 60606-3441
(312) 782-0600
(312) 701-7711 – Facsimile
Firm I.D. 38918